EXHIBIT 99.1

SECURITY BANK CORPORATION AND SUBSIDIARIES

MACON, GEORGIA

CONSOLIDATED FINANCIAL STATEMENTS AS OF

DECEMBER 31, 2004 AND 2003 AND

REPORT OF INDEPENDENT ACCOUNTANTS

SECURITY BANK CORPORATION AND SUBSIDIARIES

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

RALPH S. McLEMORE, SR., CPA (1963-1977)

SIDNEY B. McNAIR, CPA (1954-1992)

RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHELSEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 10, 2005

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Security Bank Corporation

We have audited the accompanying consolidated balance sheets of Security Bank Corporation and Subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Bank Corporation and Subsidiaries as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Security Bank Corporation and Subsidiaries’ internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2005 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

[GRAPHIC APPEARS HERE]

                                                     McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

RALPH S. McLEMORE, SR., CPA (1963-1977)

SIDNEY B. McNAIR, CPA (1954-1992)

RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHELSEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 10, 2005

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Security Bank Corporation

We have audited management’s assessment, included in the accompanying management’s report on internal controls, that Security Bank Corporation and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Security Bank Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Security Bank Corporation and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, Security Bank Corporation and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Security Bank Corporation and Subsidiaries and our report dated March 10, 2005, expressed an unqualified opinion.

[GRAPHIC APPEARS HERE]

                                                     McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

ASSETS
	2004	2003
Cash and Cash Equivalents
Cash and Due from Banks	$26,862,022	$39,407,710
Federal Funds Sold	17,484,000	10,487,000

	44,346,022	49,894,710

Interest-Bearing Deposits With Other Banks	2,857,573	531,628

Investment Securities
Available for Sale, At Fair Value	104,109,721	97,527,433
Held to Maturity, At Cost (Fair Value of $2,404,040 and $1,465,397 at December 31, 2004 and 2003, Respectively)	2,383,985	1,392,111

	106,493,706	98,919,544

Federal Home Loan Bank Stock, at Cost	4,918,300	3,935,300

Loans Held for Sale	7,507,095	11,448,370

Loans	846,818,162	698,453,785
Allowance for Loan Losses	(10,902,783)	(9,407,421)
Unearned Interest and Fees	(1,053,267)	(771,305)

	834,862,112	688,275,059

Premises and Equipment	19,105,286	17,113,197

Other Real Estate (Net of Allowance of $60,912 and $0 in 2004 and 2003, Respectively)	1,991,176	4,006,321

Goodwill	28,579,479	24,874,747

Core Deposit Intangible (Net of Amortization of $271,006 and $99,844 in 2004 and 2003, Respectively)	584,803	755,965

Other Assets	12,238,998	11,514,294

Total Assets	$1,063,484,550	$911,269,135

The accompanying notes are an integral part of these balance sheets.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY
	2004	2003
Deposits
Noninterest-Bearing	$119,501,571	$107,534,029
Interest-Bearing	723,056,181	635,766,627

	842,557,752	743,300,656

Borrowed Money
Federal Funds Purchased and Securities Sold Under Agreement to Repurchase	21,811,465	8,349,952
Subordinated Debentures	18,557,000	18,557,000
Other Borrowed Money	67,135,516	59,078,505

	107,503,981	85,985,457

Other Liabilities	6,751,835	6,174,294

Stockholders’ Equity
Common Stock, Par Value $1 per Share; Authorized 10,000,000 Shares, Issued 5,829,773 and 5,033,299 Shares as of December 31, 2004 and 2003, Respectively	5,829,773	5,033,299
Paid-In Capital	62,348,500	41,579,766
Retained Earnings	38,544,733	28,709,673
Restricted Stock – Unearned Compensation	(74,697)	(104,037)
Accumulated Other Comprehensive Income, Net of Tax	352,801	886,864

	107,001,110	76,105,565
Treasury Stock (9,868 and 8,999 Shares in 2004 and 2003, Respectively), at Cost	(330,128)	(296,837)

	106,670,982	75,808,728

Total Liabilities and Stockholders’ Equity	$1,063,484,550	$911,269,135

The accompanying notes are an integral part of these balance sheets.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31

	2004	2003	2002
Interest Income
Loans, Including Fees	$49,722,831	$39,938,820	$30,542,850
Federal Funds Sold	114,719	62,621	86,096
Deposits with Other Banks	25,041	9,767	15,062
Investment Securities
U. S. Treasury	39,773	78,845	120,852
U. S. Government Agencies	3,160,028	2,032,397	1,550,635
State, County and Municipal	710,653	586,218	409,268
Other Investments	153,294	186,020	195,196

	53,926,339	42,894,688	32,919,959

Interest Expense
Deposits	11,701,538	10,319,415	9,840,396
Federal Funds Purchased	144,625	104,731	73,083
Demand Notes Issued to the U.S. Treasury	8	3,662	7,190
Other Borrowed Money	2,526,696	2,484,479	2,189,054

	14,372,867	12,912,287	12,109,723

Net Interest Income	39,553,472	29,982,401	20,810,236
Provision for Loan Losses	2,818,796	2,859,143	2,603,133

Net Interest Income After Provision for Loan Losses	36,734,676	27,123,258	18,207,103

Noninterest Income
Service Charges on Deposits	6,450,199	5,041,611	3,405,889
Other Service Charges, Commissions and Fees	3,306,114	2,934,877	971,273
Mortgage Banking Income	4,930,747	9,211,326	8,587,702
Securities Gains	12,703	55,484	135,802
Other	132,943	59,976	44,628

	14,832,706	17,303,274	13,145,294

Noninterest Expenses
Salaries and Employee Benefits	18,630,030	18,145,968	13,603,708
Occupancy and Equipment	3,364,670	2,915,892	2,537,718
Loss (Gain) on Sale of Premises and Equipment	18,881	852	(4,750)
Office Supplies and Printing	620,061	714,014	537,648
Telephone	407,532	584,302	600,575
Loss on Foreclosed Property	160,218	538,956	615,496
Other	9,107,030	7,940,731	5,131,189

	32,308,422	30,840,715	23,021,584

Income Before Income Taxes	19,258,960	13,585,817	8,330,813
Income Taxes	6,940,241	4,938,447	3,065,059

Net Income	$12,318,719	$8,647,370	$5,265,754

Basic Earnings Per Share	$2.21	$1.98	$1.55

Diluted Earnings Per Share	$2.15	$1.92	$1.52

Weighted Average Shares Outstanding	$5,578,186	$4,362,638	$3,389,610

The accompanying notes are an integral part of these statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2004	2003	2002
Net Income	$12,318,719	$8,647,370	$5,265,754

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	(525,679)	35,604	371,829
Reclassification Adjustment	(8,384)	(36,619)	(89,629)

Unrealized Gains (Losses) on Securities	(534,063)	(1,015)	282,200

Comprehensive Income	$11,784,656	$8,646,355	$5,547,954

The accompanying notes are an integral part of these statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Shares	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock- Unearned Compensation	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, December 31, 2001	3,372,969	$3,372,969	$12,967,398	$17,831,346	$—	$605,679	$—	$34,777,392
Shares Issued in Connection with Contingent Payments	15,098	15,098	219,824					234,922
Stock Options Exercised	10,250	10,250	120,000					130,250
Stock Based Compensation Awards			45,373					45,373
Unrealized Gain on Securities Available for Sale, Net of Tax of $145,376						282,200		282,200
Cash Dividends				(1,187,668)				(1,187,668)
Net Income				5,265,754				5,265,754

Balance, December 31, 2002	3,398,317	3,398,317	13,352,595	21,909,432	—	887,879	—	39,548,223
Shares Issued in Connection with Contingent Payments	32,417	32,417	817,850					850,267
Stock Options Exercised	26,565	26,565	413,619					440,184
Issuance of Restricted Stock	5,000	5,000	125,050		(130,050)			—
Amortization of Unearned Compensation					26,013			26,013
Cashless Exercise of Stock Options							(296,837)	(296,837)
Common Stock Issued in Acquisition	1,571,000	1,571,000	26,870,652					28,441,652
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $523						(1,015)		(1,015)
Cash Dividends				(1,847,129)				(1,847,129)
Net Income				8,647,370				8,647,370

Balance, December 31, 2003	5,033,299	5,033,299	41,579,766	28,709,673	(104,037)	886,864	(296,837)	75,808,728
Shares Issued in Connection with Contingent Payments	55,775	55,775	1,632,425					1,688,200
Stock Options Exercised	62,017	62,017	584,235					646,252
Stock Based Compensation Awards			313,730					313,730
Canceled Restricted Stock	(160)	(160)	(4,002)		4,162			—
Amortization of Unearned Compensation					25,178			25,178
Cashless Exercise of Stock Options							(33,291)	(33,291)
Shares Issued in Connection with Stock Offering	676,200	676,200	18,165,224					18,841,424
Shares Issued in Connection with Employee Stock Purchase Plan	2,642	2,642	77,122					79,764
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $313,893						(534,063)		(534,063)
Cash Dividends				(2,483,659)				(2,483,659)
Net Income				12,318,719				12,318,719

Balance, December 31, 2004	5,829,773	$5,829,773	$62,348,500	$38,544,733	$(74,697)	$352,801	$(330,128)	$106,670,982

SECURITY BANK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2004	2003	2002
Cash Flows from Operating Activities
Net Income	$12,318,719	$8,647,370	$5,265,754
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities Expensing of Stock Options	313,730	—	45,373
Depreciation	1,421,692	1,330,332	1,083,915
Amortization and Accretion	1,201,683	465,447	470,361
Provision for Loan Losses	2,818,796	2,859,143	2,603,133
Deferred Income Taxes	(58,245)	179,350	(456,647)
Securities Gains	(12,703)	(55,484)	(135,802)
Loss on Sale of Other Real Estate	102,334	538,956	200,393
Unrealized Loss on Other Real Estate	60,912	—	415,103
(Gain) Loss on Sale of Premises and Equipment	18,881	852	(4,750)
(Gain) Loss on Sale of Loans	(38,931)	70,979	32,135
Change In
Loans Held for Sale	3,941,275	24,506,245	4,809,517
Interest Receivable	(975,081)	(315,384)	66,417
Prepaid Expenses	(80,386)	(41,381)	(262,425)
Interest Payable	1,169,702	(714,296)	(941,126)
Accrued Expenses and Accounts Payable	1,110,193	336,294	461,257
Other	(1,389,729)	1,054,083	(285,394)

	21,922,842	38,862,506	13,367,214

Cash Flows from Investing Activities
Interest-Bearing Deposits with Other Banks	(2,325,945)	(137,083)	298,370
Cash Received in Business Acquisition, Net	—	2,279,981	—
Purchase of Investment Securities Available for Sale	(47,018,829)	(36,395,866)	(16,098,920)
Purchase of Investment Securities Held to Maturity	(998,444)	(7,998,533)	(12,693,271)
Proceeds from Disposition of Investment Securities
Available for Sale	39,208,727	16,384,787	16,228,118
Held to Maturity	5,000	48,918,238	10,093,000
Purchase of Federal Home Loan Bank Stock, Net	(983,000)	461,900	(80,800)
Loans to Customers, Net	(152,521,398)	(123,223,359)	(61,726,910)
Purchase of Software	(103,779)	(530,960)	(819,997)
Purchase of Premises and Equipment, Net of Premises and Equipment Received in Business Acquisition	(3,454,896)	(1,646,928)	(2,704,286)
Proceeds from Disposal of Premises and Equipment	4,567	2,200	22,944
Other Real Estate	4,225,228	2,735,718	371,771
Debt Collections on Other Real Estate	—	—	325,642
Goodwill Resulting from Contingent Payments	(2,016,532)	(1,160,456)	(816,698)
Investment in Statutory Trust	—	—	(557,000)

	(165,979,301)	(100,310,361)	(68,158,037)

Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	87,971,215	73,933,950	61,637,748
Noninterest-Bearing Customer Deposits	11,967,542	16,169,512	3,930,116
Demand Note to the U.S. Treasury	—	(1,274,176)	1,027,403
Dividends Paid	(2,483,659)	(1,847,129)	(1,187,668)
Federal Funds Purchased	13,461,513	(3,628,248)	(1,265,008)
Proceeds from Other Borrowed Money	122,200,000	472,650,000	320,896,509
Repayments on Other Borrowed Money	(114,142,989)	(478,071,901)	(333,294,300)
Obligation Under Capital Lease	—	—	(29,998)
Proceeds from Issuance of Subordinated Debentures	—	—	18,557,000
Issuance of Common Stock	19,534,149	143,284	130,250

	138,507,771	78,075,292	70,402,052

Net Increase (Decrease) in Cash and Cash Equivalents	(5,548,688)	16,627,437	15,611,229
Cash and Cash Equivalents, Beginning	49,894,710	33,267,273	17,656,044

Cash and Cash Equivalents, Ending	$44,346,022	$49,894,710	$33,267,273

The accompanying notes are an integral part of these statements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Security Bank Corporation (the Company) and its wholly-owned subsidiaries which are: Security Bank of Bibb County (which includes its wholly-owned subsidiary, Fairfield Financial Services, Inc.) located in Macon, Georgia; Security Bank of Houston County located in Perry, Georgia; and Security Bank of Jones County (formerly Bank of Gray) located in Gray, Georgia (the Banks). All significant intercompany accounts have been eliminated. The accounting and reporting policies of Security Bank Corporation and Subsidiaries (SBKC) conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

Nature of Operations

The Banks provide a full range of retail and commercial banking services for consumers and small to medium size businesses primarily in central Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network.

Use of Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements have been reclassified to conform to statement presentations selected for 2004. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

Concentrations of Credit Risk

Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. The Banks have a high concentration of real estate loans; however, these loans are well collateralized and, in management’s opinion, do not pose an unacceptable level of credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Banks have a diversified loan portfolio, a substantial portion of borrowers’ ability to honor their contracts is dependent upon the viability of the real estate economic sector.

The success of SBKC is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company’s results of operations and financial condition. The operating results of SBKC depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounting Policies

The accounting and reporting policies of Security Bank Corporation and its subsidiaries are in accordance with accounting principles generally accepted and conform to general practices within the banking industry. The significant accounting policies followed by SBKC and the methods of applying those policies are summarized hereafter.

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Banks classify their securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of stockholders’ equity. Declines in the fair value of held-to-maturity and available–for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

Federal Home Loan Bank Stock

Investment in stock of a Federal Home Loan Bank (FHLB) is required for every federally insured institution that utilizes its services. FHLB stock is considered restricted, as defined in SFAS No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to this investment. The FHLB stock is reported in the financial statements at cost. Dividend income is recognized when earned.

Loans Held for Sale

Loans held for sale are reported at the lower of cost or market value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold. Gains and losses on sales of loans are included in noninterest income.

Loans

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for payment disclosures, unless such loans are the subject of a restricting agreement.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

Description	Life in Years	Method
Banking Premises	39	Straight-Line
Furniture and Equipment	5-25	Straight-Line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Income Taxes

The provision for income taxes is based upon income for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the direct write-off method for tax purposes). In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with the effects included in the income tax provision. The Company and its subsidiaries file a consolidated federal income tax return. Each subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the consolidated financial statements of net income and all items of other comprehensive income as total comprehensive income.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. An allowance for estimated losses is recorded when a subsequent decline in value occurs.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, noninterest-bearing amounts due from banks and federal funds sold.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Changes in Accounting Principles and Effects of New Accounting Pronouncements

Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, (EITF 03-1) was issued in late 2003 with an effective date of March 31, 2004. EITF 03-1 provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. This issue also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired.

On September 30, 2004, the FASB delayed indefinitely the effective date for the measurement and recognition guidance contained in EITF 03-1. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature or to disclose certain information on impaired investments. The application of the guidance originally included in EITF 03-1 would not have had a material effect on the Bank’s financial condition or results of operations.

On December 16, 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which is an Amendment of FASB Statement Nos. 123 and 95. SFAS No. 123R changes, among other things, the manner in which share-based compensation, such as stock options, will be accounted for by both public and nonpublic companies, and will be effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally will be measured at fair value at the grant date. The grant date fair value will be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost will be recognized over the requisite service period, often the vesting period, and will be remeasured subsequently at each reporting date through settlement date.

The changes in accounting will replace existing requirements under SFAS No. 123, Accounting for Stock-Based Compensation, and will eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, which does not require companies to expense options if the exercise price is equal to the trading price at the date of grant. The accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans, would remain unchanged.

Segment Reporting

Reportable segments are business units, which offer different products and services and require different management and marketing strategies. Management of Security Bank Corporation considers that all banking

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

operations are essentially similar within each of its subsidiaries and that there are no reportable operating segments. However, fee income from mortgage loans originated and sold to investors included in consolidated noninterest income for the years ended December 31, 2004 and 2003 was $4,930,747 and $9,211,326, respectively. Such income may fluctuate significantly with increases or decreases in mortgage rates.

(2) Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

	2004	2003
Cash on Hand and Cash Items	$5,878,750	$4,535,839
Noninterest-Bearing Deposits with Other Banks	20,983,272	34,871,871

	$26,862,022	$39,407,710

As of December 31, 2004, the Banks had required deposits of approximately $6,430,000 with the Federal Reserve.

(3) Investment Securities

Investment securities as of December 31, 2004 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Treasury	$807,645	$7,305	$—	$814,950
U.S. Government Agencies
Mortgage Backed	62,635,702	398,985	(411,359)	62,623,328
Other	24,909,011	72,346	(185,582)	24,795,775
State, County and Municipal	14,549,579	691,687	(36,212)	15,205,054
Marketable Equity Securities	670,614	—	—	670,614

	$103,572,551	$1,170,323	$(633,153)	$104,109,721

Securities Held to Maturity
U.S. Government Agencies
Other	$998,500	$—	$(56)	$998,444
State, County and Municipal	1,385,485	20,111	—	1,405,596

	$2,383,985	$20,111	$(56)	$2,404,040

The amortized cost and fair value of investment securities as of December 31, 2004, by contractual maturity, are presented hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in One Year or Less	$3,695,446	$3,742,242	$2,034,084	$2,040,036
Due After One Year Through Five Years	18,606,816	18,759,348	349,901	364,004
Due After Five Years Through Ten Years	16,809,338	17,074,600	—	—
Due After Ten Years	1,154,635	1,239,589	—	—

	40,266,235	40,815,779	2,383,985	2,404,040

Mortgage Backed Securities	62,635,702	62,623,328	—	—
Marketable Equity Securities	670,614	670,614	—	—

	63,306,316	63,293,942	—	—

	$103,572,551	$104,109,721	$2,383,985	$2,404,040

Investment securities as of December 31, 2003 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Treasury	$819,143	$39,422	$—	$858,565
U.S. Government Agencies
Mortgage Backed	47,770,045	467,496	(185,137)	48,052,404
Other	32,413,014	341,211	(121,392)	32,632,833
State, County and Municipal	15,173,287	810,344	—	15,983,631

	$96,175,489	$1,658,473	$(306,529)	$97,527,433

Securities Held to Maturity
State, County and Municipal	$1,392,111	$73,286	$—	$1,465,397

Proceeds from sales of investments in debt securities were $0 in 2004 and 2003, and $3,057,898 in 2002. Gross realized gains on the disposition of investments totaled $12,703, $84,836 and $135,802 in 2004, 2003 and 2002, respectively. Gross realized losses on the disposition of investments totaled $0, $29,352 and $0 in 2004, 2003 and 2002, respectively.

Investment securities having a carrying value approximating $76,339,000 and $53,963,000 as of December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2004
Available for Sale
U.S. Government Agencies
Mortgage Backed	$32,763,566	$(299,889)	$6,375,003	$(111,470)	$39,138,569	$(411,359)
Other	19,215,944	(185,582)	—	—	19,215,944	(185,582)
State, County and Municipal	1,269,712	(36,212)	—	—	1,269,712	(36,212)

	$53,249,222	$(521,683)	$6,375,003	$(111,470)	$59,624,225	$(633,153)

Held to Maturity
U.S. Government Agencies
Other	$998,444	$(56)	$—	$—	$998,444	$(56)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2004, the debt securities with unrealized losses have depreciated 1.05 percent from the Company’s amortized cost basis. These securities are guaranteed by either U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

(4) Loans

The composition of loans as of December 31 are:

	2004	2003
Loans Secured by Real Estate
Construction and Land Development	$350,150,433	$267,201,153
Secured by Farmland (Including Farm Residential and Other Improvements)	3,878,857	3,804,257
Secured by 1-4 Family Residential Properties	128,770,120	107,423,377
Secured by Multifamily (5 or More) Residential Properties	13,660,188	6,036,427
Secured by Nonfarm Nonresidential Properties	220,592,590	213,799,168
Commercial and Industrial Loans (U.S. Addressees)	86,574,737	62,618,071
Agricultural Loans	3,179,264	1,359,105
Loans to Individuals for Household, Family and Other Personal Expenditures
Credit Cards and Related Plans	430,541	734,628
Other	39,581,432	35,477,599

	$846,818,162	$698,453,785

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loans by interest rate type are:

	2004	2003
Fixed Rate	$457,456,311	$401,022,245
Variable Rate	389,361,851	297,431,540

	$846,818,162	$698,453,785

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $6,213,933 and $4,153,659 as of December 31, 2004 and 2003, respectively, and the total recorded investment in loans past due 90 days or more and still accruing interest totaled approximately $0 and $27,000, respectively. Foregone interest on nonaccrual loans approximated $326,900 in 2004, $311,000 in 2003 and $379,400 in 2002.

Impaired loans included in total loans above as of December 31 are summarized as follows:

	2004	2003
Total Investment in Impaired Loans	$3,267,684	$1,171,065
Allowance for Impaired Loan Losses	(907,842)	(440,392)

Net Investment	$2,359,842	$730,673

Average Investment	$2,219,375	$1,152,323

Income Recognized During the Year	$142,938	$—

Income Collected During the Year	$138,408	$—

(5) Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

	2004	2003	2002
Balance, Beginning	$9,407,421	$5,479,508	$4,098,740
Provision Charged to Operating Expenses	2,818,796	2,859,143	2,603,133
Loans Charged Off	(2,050,588)	(2,255,481)	(1,447,079)
Loan Recoveries	727,154	435,529	224,714
Business Combination, Bank of Gray	—	2,888,722	—

Balance, Ending	$10,902,783	$9,407,421	$5,479,508

(6) Derivative Financial Instruments

On July 1, 2003, the Company adopted SFAS No. 149, Amendment of Statements No. 133 on Derivative Instruments and Hedging Activities. This statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value. Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments.

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with related fees received from potential

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

borrowers, are to be recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. The Company has not recorded rate lock commitments as derivative assets or liabilities as of December 31, 2004 as the effects did not have a material effect upon the consolidated financial statements.

(7) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2004	2003
Land	$4,890,208	$4,692,763
Building	11,762,623	10,404,726
Leasehold Improvements	1,150,829	1,078,288
Furniture, Fixtures and Equipment	9,591,257	8,872,334
Construction in Progress	442,275	338,344

	27,837,192	25,386,455
Accumulated Depreciation	(8,731,906)	(8,273,258)

	$19,105,286	$17,113,197

Depreciation charged to operations totaled $1,421,692 in 2004, $1,330,332 in 2003 and $1,083,915 in 2002.

Certain bank facilities are leased under various operating leases. Rental expense was $421,900 in 2004, $340,000 in 2003 and $398,900 in 2002.

Future minimum rental commitments under noncancelable leases are:

Year	Amount
2005	$288,946
2006	254,784
2007	210,334
2008	189,324
2009	108,983
Thereafter	152,629

$1,205,000

(8) Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2004	2003	2002
Current Federal Expense	$6,288,118	$4,092,823	$3,102,923
Deferred Federal Expense (Benefit)	(58,245)	179,350	(456,647)

	6,229,873	4,272,173	2,646,276
Current State Tax Expense	710,368	666,274	418,783

	$6,940,241	$4,938,447	$3,065,059

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Federal income tax expense of $6,229,873 in 2004, $4,272,173 in 2003 and $2,646,276 in 2002 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are presented hereafter:

	2004	2003	2002
Statutory Federal Income Taxes	$6,548,047	$4,619,178	$2,832,476
Tax-Exempt Interest	(268,631)	(229,330)	(124,833)
Interest Expense Disallowance	13,290	11,430	8,171
Premiums on Officers’ Life Insurance	(8,336)	(7,638)	898
Meal and Entertainment Disallowance	24,901	22,733	18,576
Other	(79,398)	(144,200)	(89,012)

Actual Federal Income Taxes	$6,229,873	$4,272,173	$2,646,276

The components of the net deferred tax asset included in other assets in the accompanying consolidated balance sheets as of December 31 are as follows:

	2004	2003
Deferred Tax Assets
Allowance for Loan Losses	$3,623,238	$3,036,613
Georgia Occupation and License Tax Credits	53,581	53,581
Other Real Estate Owned	22,359	1,649
Deferred Compensation	283,343	259,827
Other	23,989	15,427
Valuation Allowance for Deferred Tax Assets	(23,286)	(23,286)

	3,983,224	3,343,811

Deferred Tax Liabilities
Premises and Equipment	(881,607)	(611,697)
Securities Accretion	(35,687)	(112,050)
Goodwill	(311,417)	—
Other	(333,614)	(257,409)

	(1,562,325)	(981,156)

	2,420,899	2,362,655
Deferred Tax Liability on Unrealized Securities Gains	(184,367)	(465,080)

Net Deferred Tax Asset	$2,236,532	$1,897,575

(9) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $650,398 and $509,430 as of December 31, 2004 and 2003, respectively.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Components of interest-bearing deposits as of December 31 are as follows:

	2004	2003
Interest-Bearing Demand	$182,168,313	$164,313,957
Savings	20,037,549	16,975,352
Time, $100,000 and Over	233,515,921	164,883,791
Other Time	287,334,398	289,593,527

	$723,056,181	$635,766,627

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, approximated $198,334,000 and $132,747,000 on December 31, 2004 and 2003, respectively.

As of December 31, 2004, the scheduled maturities of certificates of deposit are as follows:

Year	Amount
2005	$422,799,904
2006	82,100,838
2007	11,780,351
2008	2,290,150
2009 and Thereafter	1,879,076

$520,850,319

Brokered deposits are third-party time deposits placed by or through the assistance of a deposit broker. As of December 31, 2004 and 2003, the Company had $125,387,000 and $70,501,000, respectively, in brokered deposits. The brokered deposits, which are included in Time, $100,000 and Over, were issued at a weighted average rate of 2.48 percent and mature at various times through 2006.

(10) Federal Funds Purchased and Securities Sold Under Agreement to Repurchase

Securities sold under agreement to repurchase mature daily. Mortgage backed securities sold under repurchase agreements are held and segregated by the investment safekeeping agent. Investments are identified as subject to the repurchase agreement and may be substituted by the Banks, subject to agreement by the buyer.

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2004	2003
Average Balance During the Year	$5,602,782	$5,203,884
Average Interest Rate During the Year	1.04%	.81%
Maximum Month-End Balance During the Year	$6,785,834	$5,990,273

Mortgage backed securities underlying the agreements as of December 31 are:

	2004	2003
Carrying Value	$6,416,855	$4,861,108
Estimated Fair Value	6,428,679	4,889,111

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(11) Other Borrowed Money

Other borrowed money is comprised of the following as of December 31:

	2004	2003
Advances under the Blanket Agreement for Advances and Security Agreement with the Federal Home Loan Bank (FHLB) have maturities in varying amounts through March 23, 2011 and interest rates ranging from 1.54 percent to 4.55 percent. Residential first mortgage loans, commercial real estate loans and investment securities are pledged as collateral for the FHLB advances. At December 31, 2004, the Company had credit availability totaling $176,144,000. Lending collateral value was $85,794,657, of which $19,794,657 was available.	$66,000,000	$51,091,505

Advances under the Warehouse Line with the FHLB mature January 24, 2005 and have an interest rate of 2.94 percent. Loans held for sale are pledged as collateral for the Warehouse Line. At December 31, 2004, the Company had credit availability totaling $60,000,000, lending collateral value was $4,587,507, of which $3,451,991 was available.	1,135,516	1,487,000

Advances under the line of credit with The Bankers Bank mature March 21, 2015 with interest rates on $14 million at prime minus 100 basis points and $3 million at prime minus 50 basis points. All shares of stock owned by the Company in Security Bank of Bibb County and Security Bank of Houston County are pledged as collateral on the line of credit. The Company had available line of credit totaling $17,000,000.	—	6,500,000

	$67,135,516	$59,078,505

Maturities of borrowed money for each of the next five years and thereafter are as follows:

Year	Amount
2005	$28,285,516
2006	28,850,000
2007	—
2008	—
2009	—
Thereafter	10,000,000

$67,135,516

(12) Subordinated Debentures (Trust Preferred Securities)

During the fourth quarter of 2002, the Company formed a subsidiary whose sole purpose was to issue $18,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2004, the floating-rate securities had a 5.20 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.25 percent. The Trust Preferred Securities are recorded as subordinated debentures on the consolidated balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes. The proceeds from the offering were used to retire holding company debt and to fund the acquisition of the Bank of Gray (see Note 23).

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 31, 2003, the Company retroactively implemented FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, resulting in the deconsolidation of Security Bank Statutory Trust I. The implementation of this interpretation resulted in SBKC’s $557,000 investment in the common equity of the trust being included in the consolidated balance sheets as other assets and the interest income and interest expense received from and paid to the trust, respectively, being included in the consolidated statements of income as interest income and interest expense. The increase to other interest income and interest expense totaled $26,635 and $25,700 for the years ended December 31, 2004 and 2003, respectively.

(13) 401(k) Savings and Profit Sharing Plan

The Company sponsors a 401(k) Savings Incentive and Profit Sharing Plan. Employees become eligible after having completed one year of service and attaining the age of 21. Employer contributions to the plan include a discretionary matching contribution based on the salary reduction elected by the individual employees and a discretionary amount allocated based on compensation received by eligible participants. Expense under the plan was $806,718 in 2004, $846,234 in 2003 and $647,723 in 2002.

Security Bank of Jones County maintained its own 401(k) retirement plan for its employees through December 31, 2003. Employees are eligible to participate after one year of service and attaining the age of 21. Employees may elect to defer up to 10 percent of their total compensation. At the discretion of the board of directors, the Bank may make matching contributions in an amount to be determined by the board. The Bank’s board of directors voted to match 80 percent of the employee’s contributions up to a maximum of 6 percent of total compensation for the year 2003. Contributions for the seven-month period ended December 31, 2003 were $29,847. The employees of the Bank participated in the Company’s 401(k) Savings Incentive and Profit Sharing Plan during 2004.

(14) Commitments and Contingencies

Credit-Related Financial Instruments. The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At December 31, 2004 and 2003, the following financial instruments were outstanding whose approximate contract amounts represent credit risk:

	Contract Amount
	2004	2003
Loan Commitments	$233,136,000	$150,796,000
Standby Letters of Credit	2,266,000	3,243,000
Performance Letters of Credit	7,672,000	4,834,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Standby and performance letters of credit are conditional lending commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Legal Contingencies. In the ordinary course of business, there are various legal proceedings pending against SBKC. The aggregate liabilities, if any, arising from such proceedings would not, in the opinion of management, have a material adverse effect on SBKC’s consolidated financial position.

(15) Stock Option Plans

During 1996, the board of directors of Security Bank Corporation adopted the 1996 incentive stock option plan, which authorizes 81,250 shares to be granted to certain officers and key employees. In May 1996, the board of directors granted key officers the right to purchase 81,250 shares of common stock at the price of $9.00, as adjusted for stock splits, representing the market value of the stock at the date of the option grant. Option holders may exercise in accordance with a vesting schedule beginning with 20 percent the first year and increasing 20 percent for each year thereafter such that 100 percent of granted options may be exercised by the end of the fifth year. As of December 31, 2004, all options under this plan have been exercised.

In 1999, the board of directors of Security Bank Corporation adopted another incentive stock option plan which authorizes 125,000 shares to be granted to certain officers and key employees. Those officers and key employees are granted the right to purchase shares of common stock at a price representing the market value of the stock at the date of the option grant. In May 1999, 73,500 options were granted at the price of $18.50 per share and an additional 10,000 options were granted at $17.94 per share in September 1999. An additional 25,500 options were granted at $13.00 per share in August 2000 under this same plan. The terms of the 1999 incentive stock option plan are essentially the same as the 1996 incentive stock option plan.

During the first quarter of 2002, the board of directors of Security Bank Corporation adopted a performance based incentive stock option plan. Under this plan, 105,000 options were granted in May 2002 at $19.51 per share, 7,500 were granted at $22.80 in November 2002, 5,000 options were granted at $23.50 in December 2002, and an additional 3,500 options were granted at $33.00 in August 2003. The nonforfeitable provisions for these options are two-tiered. Options in the first tier are nonforfeitable over three years based on a 12 percent increase in earnings per share over the base year diluted earnings per share of $1.03 each year. If the maximum diluted earnings per share of $1.45 is reached during the three-year period, the nonforfeitable shares are doubled. Under the second tier, additional shares shall become nonforfeitable for two executive officers based on the same requirements except the diluted earnings per share must increase 15 percent a year to a maximum of $1.57 during the three-year period. The first year of nonforfeiture for this plan is based on the Company’s performance for 2002. One-third of the nonforfeitable options vest on each anniversary of the stock option agreements.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the second quarter of 2004, the board of directors of Security Bank Corporation adopted another performance based incentive stock option plan, which calls for adjustments to earnings per share based on the impact of the 2004 common stock offering. Under this plan, 218,000 options were granted in May 2004 at $31.43 per share. The nonforfeitable provisions for these options are two-tiered. Options in the first tier are nonforfeitable over three years based on a 12 percent increase in adjusted earnings per share over the base year diluted earnings of $1.92. If the maximum adjusted diluted earnings per share of $2.70 is reached during the three-year period, the nonforfeitable shares are doubled. Under the second tier, additional shares shall become nonforfeitable for three executive officers based on the same requirements except the adjusted diluted earnings per share must increase 15 percent a year to a maximum of $2.92 during the three-year period. The first year of nonforfeiture for this plan is based on the Company’s performance of 2004. One-third of the nonforfeitable options vest on each anniversary of the stock option agreements.

A summary of option transactions follows:

Shares Under Incentive Stock Options
Outstanding, December 31, 2003	$247,185
Granted	218,000
Canceled	2,668
Exercised	62,017

Outstanding, December 31, 2004	$400,500

Eligible to be Exercised, December 31, 2004	$87,544

(16) Interest Income and Expense

Interest income of $722,104, $607,647 and $382,687 from state, county and municipal bonds was exempt from regular income taxes in 2004, 2003 and 2002, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $4,363,314, $2,683,113, and $3,201,101 for the years ended December 31, 2004, 2003 and 2002, respectively.

(17) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2004	2003	2002
Interest Expense	$15,016,129	$13,626,583	$13,050,849

Income Taxes	$6,806,700	$4,636,400	$4,008,615

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Noncash investing activities for the years ended December 31 are as follows:

	2004	2003	2002
Acquisitions of Real Estate Through Foreclosure	$2,373,329	$4,948,635	$526,496

Acquisition, Net of Cash Acquired
Common Stock Issued	$—	$29,361,990	$—
Cash Received, Less Cash Paid	—	(2,279,981)	—
Liabilities Assumed	—	214,487,707	—

Fair Value of Assets Acquired, Including Goodwill	$—	$241,569,716	$—

Goodwill Resulting from Contingent Payment
Common Stock Issued	$1,688,199	$850,267	$234,922
Cash Paid	2,016,533	1,160,456	816,698

Total Goodwill	$3,704,732	$2,010,723	$1,051,620

Unrealized (Gain) Loss on Investment Securities	$814,777	$1,409,233	$(427,577)

(18) Earnings Per Share

SFAS No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution of restricted stock and stock options. The following presents earnings per share for the years ended December 31, 2004, 2003 and 2002 under the requirements of Statement 128:

	Income Numerator	Common Shares Denominator	EPS
December 31, 2004
Basic EPS
Income Available to Common Stockholders	$12,318,719	5,578,186	$2.21

Dilutive Effect of Potential Common Stock
Stock Options and Restricted Stock		163,229

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$12,318,719	5,741,415	$2.15

December 31, 2003
Basic EPS
Income Available to Common Stockholders	$8,647,370	4,362,638	$1.98

Dilutive Effect of Potential Common Stock
Stock Options		134,283

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$8,647,370	4,496,921	$1.92

December 31, 2002
Basic EPS
Income Available to Common Stockholders	$5,265,754	3,389,610	$1.55

Dilutive Effect of Potential Common Stock
Stock Options		66,636

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$5,265,754	3,456,246	$1.52

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effective January 1, 2002, the Company adopted the fair value method of recording stock-based compensation contained in SFAS No. 123, Accounting for Stock-Based Compensation, which is considered the preferable accounting method for stock-based employee compensation. Historically the Company had applied the intrinsic value method permitted under SFAS No. 123, as defined in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation plans. Accordingly, no compensation expense has been recognized for the Company’s stock option plans prior to January 1, 2002. In adopting SFAS 123, the Company is allowed to choose from three alternative transition methods. The Company elected to apply SFAS 123 prospectively to all new awards. Accordingly, stock option expense totaling $45,373 as of December 31, 2002 and $313,730 as of December 31, 2004 was recorded to Salaries and Employee Benefits. Stock-based compensation awards granted in previous years will continue to be accounted for under Opinion 25. If compensation expense for these awards were determined on the basis of SFAS 123, net income and earnings per share would have been reduced as shown in the proforma information presented hereafter.

	2004	2003	2002
Net Income
As Reported	$12,318,719	$8,647,370	$5,265,754

Proforma	$12,262,683	$8,592,324	$5,159,856

Basic Earnings Per Share
As Reported	$2.21	$1.98	$1.55

Proforma	$2.20	$1.97	$1.52

Diluted Earnings Per Share
As Reported	$2.15	$1.92	$1.52

Proforma	$2.14	$1.91	$1.49

Proforma information includes only the effects of incentive stock option awards which were granted in May 1996, May 1999, September 1999 and August 2000.

Proforma information is based on utilization of the Black-Scholes option pricing model to estimate the fair value of the options at the grant date. Significant assumptions used are:

	1999		1996
	2000	1999	1996
Under Incentive Stock Option Plans Established In
Year Granted
Expected Annual Dividends (As Percent of Stock Price)	2.12%	1.63%	2.11%
Discount Rate-Bond Equivalent Yield	5.44%	6.48%	6.34%
Expected Life	5 Years	5 Years	5 Years
Expected Cumulative Volatility	29.38%	70.95%	86.58%

(19) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $35,340,799 as of December 31, 2004 and $28,749,881 as of December 31, 2003. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is presented hereafter.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2004	2003
Balance, Beginning	$28,749,881	$21,441,430
New Loans	41,978,560	46,134,941
Repayments	(35,387,642)	(40,033,928)
Business Combination, Bank of Gray	—	1,207,438

Balance, Ending	$35,340,799	$28,749,881

Deposits from related parties held by the Company at December 31, 2004 and 2003 totaled $23,386,000 and $19,881,000, respectively.

Fairfield Financial Services, Inc. originated $1,737,427 in mortgage loans to related parties during 2004. The loans were then sold to a third-party investor before the 2004 year-end.

During 2001, Security Bank of Bibb County purchased land for $736,000 from one director to build the new corporate center. The board of directors unanimously approved the purchase, with the one director involved in the transaction abstaining.

As a result of the purchase of assets of Group Financial Southeast in 2001, Fairfield Financial Services, Inc. leases office space from a director. Payments made under the lease agreements totaled $76,800 and $76,950 as of December 31, 2004 and 2003, respectively.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(20) Financial Information of Security Bank Corporation (Parent Only)

The parent company’s balance sheets as of December 31, 2004 and 2003 and the related statements of income and comprehensive income and cash flows for the years then ended are as follows:

SECURITY BANK CORPORATION (PARENT ONLY)

BALANCE SHEETS

DECEMBER 31

ASSETS

	2004	2003
Cash	$420,018	$1,122,293
Securities	670,614	—
Bank Premises and Equipment, Net	294,037	153,754
Investment in Subsidiaries, at Equity	124,046,071	99,776,489
Prepaids	159,385	51,888
Trust Preferred Placement Fee, Net	418,750	433,750
Income Tax Benefit	35,099	—
Other	38,401	32,591

Total Assets	$126,082,375	$101,570,765

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2004	2003
Liabilities
Income Tax Payable	$—	$346,689
Other	854,393	358,348

	854,393	705,037

Other Borrowed Money	—	6,500,000

Subordinated Debt	18,557,000	18,557,000

Stockholders’ Equity
Common Stock, Par Value $1 Per Share; Authorized 10,000,000 Shares, Issued and Outstanding 5,829,773 and 5,033,299 Shares as of December 31, 2004 and 2003, Respectively	5,829,773	5,033,299
Paid-In Capital	62,348,500	41,579,766
Retained Earnings	38,544,733	28,709,673
Restricted Stock – Unearned Compensation	(74,697)	(104,037)
Accumulated Other Comprehensive Income, Net of Tax	352,801	886,864

	107,001,110	76,105,565
Treasury Stock (9,868 and 8,999 Shares in 2004 and 2003, Respectively), at Cost	(330,128)	(296,837)

	106,670,982	75,808,728

Total Liabilities and Stockholders’ Equity	$126,082,375	$101,570,765

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SECURITY BANK CORPORATION (PARENT ONLY)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2004	2003	2002
Income
Dividends from Subsidiaries	$1,476,635	$6,355,699	$427,254
Interest and Dividends	806	—	—
Management Fees	1,184,980	—	—

	2,662,421	6,355,699	427,254

Expenses
Salaries and Employee Benefits	2,713,166	944,668	599,991
Occupancy and Equipment	38,848	34,553	18,894
Interest	979,289	913,572	310,204
Other	1,014,968	739,033	538,402

	4,746,271	2,631,826	1,467,491

Income (Loss) Before Taxes and Equity in Undistributed Earnings of Subsidiaries	(2,083,850)	3,723,873	(1,040,237)
Income Tax Benefit	1,148,925	960,618	529,725

Income (Loss) Before Equity in Undistributed Earnings of Subsidiaries	(934,925)	4,684,491	(510,512)
Equity in Undistributed Earnings of Subsidiaries	13,253,644	3,962,879	5,776,266

Net Income	12,318,719	8,647,370	5,265,754

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	(525,679)	35,604	371,829
Reclassification Adjustment	(8,384)	(36,619)	(89,629)

Unrealized Gains (Losses) on Securities	(534,063)	(1,015)	282,200

Comprehensive Income	$11,784,656	$8,646,355	$5,547,954

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SECURITY BANK CORPORATION (PARENT ONLY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2004	2003	2002
Cash Flows from Operating Activities
Net Income	$12,318,719	$8,647,370	$5,265,754
Adjustments to Reconcile Net Income to Net Cash Provided (Used) by Operating Activities
Deferred Income Taxes	(7,181)	2,282	4,378
Depreciation	32,630	29,913	16,607
Amortization	40,178	41,013	—
Stock Option Expense	313,730	—	45,373
Equity in Undistributed Earnings of Subsidiaries	(13,253,644)	(3,962,879)	(5,776,266)
Increase (Decrease) in Other	(137,130)	399,108	(337,002)

	(692,698)	5,156,807	(781,156)

Cash Flows from Investing Activities
Investment in Statutory Trust	—	—	(557,000)
Capital Infusion in Subsidiaries	(11,550,000)	(2,900,000)	(3,000,000)
Purchase of Premises and Equipment	(27,643)	(5,322)	(194,952)
Purchase of Investments	(670,614)	—	—
Payment for Purchase of Bank of Gray	—	(15,156,910)	—

	(12,248,257)	(18,062,232)	(3,751,952)

Cash Flows from Financing Activities
Dividends Paid	(2,483,659)	(1,847,129)	(1,187,668)
Issuance of Common Stock	21,222,339	993,551	365,172
Note Payable	(6,500,000)	6,500,000	(5,999,694)
Subordinated Debt	—	—	18,557,000

	12,238,680	5,646,422	11,734,810

Net Increase (Decrease) in Cash	(702,275)	(7,259,003)	7,201,702
Cash, Beginning	1,122,293	8,381,296	1,179,594

Cash, Ending	$420,018	$1,122,293	$8,381,296

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(21) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Security Bank Corporation’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities Available for Sale - Fair values for investment securities are based on quoted market prices.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Loans Held for Sale - The fair value for loans held for sale is determined on the basis of open commitments from independent buyers for committed loans.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Standby Letters of Credit - Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$44,346	$44,346	$49,895	$49,895
Interest-Bearing Deposits	2,858	2,858	532	532
Investment Securities Available for Sale	104,110	104,110	97,527	97,527
Investment Securities Held to Maturity	2,384	2,404	1,392	1,465
Federal Home Loan Bank Stock	4,918	4,918	3,935	3,935
Loans	846,818	849,732	698,454	705,950
Loans Held for Sale	7,507	7,506	11,448	11,455

Liabilities
Deposits	842,558	841,238	743,301	745,553
Borrowed Money	88,947	88,817	67,428	68,404
Subordinated Debentures	18,557	18,557	18,557	18,557

Unrecognized Financial Instruments
Standby Letters of Credit	—	9,939	—	7,970
Unfulfilled Loan Commitments	—	233,136	—	150,796

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(22) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the bank may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2004, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
As of December 31, 2004
Total Capital to Risk-Weighted Assets
Consolidated	$106,310	11.40%	$74,583	8.00%	$93,229	10.00%
Bibb	62,112	10.86	45,762	8.00	57,203	10.00
Houston	18,611	10.68	13,943	8.00	17,429	10.00
Jones	24,408	13.33	14,654	8.00	18,317	10.00

Tier I Capital to Risk-Weighted Assets
Consolidated	95,736	10.27	37,292	4.00	55,937	6.00
Bibb	55,928	9.78	22,881	4.00	34,322	6.00
Houston	16,518	9.48	6,971	4.00	10,457	6.00
Jones	22,111	12.07	7,327	4.00	10,990	6.00

Tier I Capital to Average Assets
Consolidated	95,736	9.58	39,959	4.00	49,949	5.00
Bibb	55,928	10.04	22,283	4.00	27,854	5.00
Houston	16,518	8.28	7,984	4.00	9,981	5.00
Jones	22,111	9.17	9,646	4.00	12,058	5.00

As of December 31, 2003
Total Capital to Risk-Weighted Assets
Consolidated	$76,908	10.33%	$59,561	8.00%	$74,451	10.00%
Bibb	46,200	10.46	35,334	8.00	44,168	10.00
Houston	15,383	10.47	11,698	8.00	14,623	10.00
Jones	20,736	13.30	12,473	8.00	15,591	10.00

Tier I Capital to Risk-Weighted Assets
Consolidated	66,545	8.93	29,807	4.00	44,711	6.00
Bibb	40,887	9.26	17,667	4.00	26,501	6.00
Houston	13,651	9.29	5,849	4.00	8,774	6.00
Jones	18,782	12.05	6,237	4.00	9,355	6.00

Tier I Capital to Average Assets
Consolidated	66,545	7.85	33,908	4.00	42,385	5.00
Bibb	40,887	8.93	18,312	4.00	22,890	5.00
Houston	13,651	8.35	6,539	4.00	8,174	5.00
Jones	18,782	8.28	9,071	4.00	11,338	5.00

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(23) Business Combinations

On July 31, 2000, Security Bank of Bibb County purchased the assets of Group Financial Southeast (dba Fairfield Financial) in a business combination accounted for as a purchase. The assets were placed in a newly formed subsidiary of Security Bank of Bibb County incorporated as Fairfield Financial Services, Inc. Fairfield Financial is primarily engaged in residential real estate mortgage lending in the state of Georgia. The results of operations of Fairfield Financial since the date of acquisition are included in the accompanying consolidated financial statements. The initial purchase price approximated $1.4 million, which consists of approximately $1.0 million in cash and 32,345 shares of Security Bank Corporation stock valued at $388,140 at closing. The initial cost of the acquisition exceeded the fair value of the assets of Fairfield Financial by $988,000. The excess is recorded as goodwill and was amortized on the straight-line method over 10 years through December 31, 2001. As a result of the issuance of SFAS No. 142, the goodwill is no longer amortized but is reviewed annually for impairment.

The Asset Purchase Agreement provides for additional contingent payments of purchase price for years ending December 31, 2001 through 2005 based on the earnings of Fairfield Financial Services, Inc. The additional payments, if any, are to be payable in cash and stock. Cash payments for 2004 will equate to 30 percent of Fairfield Financial Services, Inc.’s earnings for the year. Stock payments for 2004 will be based on 70 percent of 2004 earnings utilizing a specific formula for determining number of shares. The number of shares issued during any year cannot exceed 75,000. The maximum number of shares under the agreement cannot exceed 300,000 for years 2002-2005. All additional payments of cash and stock will be charged to goodwill. If Fairfield Financial sustains losses, no additional purchase price payments are due. The contingent payment due in 2005 as a result of 2004 earnings is a combination of cash and stock approximating $3,159,000.

On October 25, 2002, Security Bank Corporation executed a definitive agreement to acquire all outstanding shares of the Bank of Gray located in Gray (Jones County), Georgia. The stockholders of the Bank of Gray received $15,000,000 in cash and 1,571,000 common shares of the Company in a business combination accounted for as a purchase. The merger was approved at the Company’s annual meeting on May 29, 2003 and closed on May 30, 2003. Results of operations for the Bank of Gray are included in the consolidated financial statements since that date. The acquisition was made for the purpose of increasing the Company’s market share in the Middle Georgia area.

The excess of the purchase price over book value has been allocated to the fair value of premises and equipment, the fair value of deposits and core deposits intangibles in the amounts of $1,168,000, $2,044,983 and $855,809, respectively. During 2004, $681,661 of the deposit premium was accreted to interest expense. The Company amortized $17,667 of the premises and equipment premium and $171,162 of the core deposit intangibles in 2004. Goodwill of $20,964,250 was recorded as a result of this acquisition. The goodwill will not be deductible for tax purposes.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following is a condensed balance sheet showing fair values of the assets acquired and the liabilities assumed as of the date of acquisition:

Cash, Due from Bank and Federal Funds Sold	$17,319,124
Investment Securities	72,516,776
Loans, Net	139,530,148
Premises and Equipment	3,699,770
Core Deposit Intangible	855,809
Goodwill Arising in the Acquisition	20,964,250
Other Assets	3,963,820
Deposits	(212,999,994)
Other Liabilities	(1,487,713)

$44,361,990

Following are proforma amounts assuming that the acquisition was made on January 1, 2003:

	December 31
	2004	2003
Interest Income	$53,926,339	$48,556,160
Net Income	12,318,719	9,588,481
Earnings Per Share
Basic	$2.21	$1.92
Diluted	2.15	1.87

(24) Deferred Compensation Plan

Security Bank of Houston County maintains a deferred compensation plan under which certain officers may elect to defer, until termination, retirement, death or unforeseeable emergency a portion of current compensation. The plan is created in accordance with Internal Revenue Code Section 457. Interest is paid on such deferrals at a rate that is determined annually. The participants are general creditors of the Bank with respect to amounts deferred and interest additions. As of December 31, 2004, 2003 and 2002, the liability under this plan totaled $199,047, $175,579 and $153,756, respectively. Provisions charged to operations totaled $23,468 in 2004 and $0 in 2003 and 2002.

Security Bank of Jones County maintains a deferred compensation plan covering certain members of management through individual deferred compensation contracts. In accordance with the terms of the contracts, the Bank is committed to pay the individuals deferred compensation over a period of 15 years, beginning at age 65. In the event of the individual’s death before age 65, a lump sum payment is made to the individual’s beneficiary within 60 days of the date of death.

The contracts were initially funded through the purchase of life insurance with immediate cash value vesting in the amount of $885,783, which is included in other assets. The cash value of the life insurance contracts totaled $1,119,783 as of December 31, 2004.

Liabilities accrued under the plan totaled $634,315 and $588,619 as of December 31, 2004 and 2003, respectively. Provisions charged to operations totaled $45,696 in 2004 and $96,234 in 2003. No benefits have been paid as of December 31, 2004.

SECURITY BANK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(25) Restricted Stock-Unearned Compensation

In 2003, the board of directors of Security Bank Corporation adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares which may be subject to restricted stock awards is 5,000. During 2003, all 5,000 shares were issued under this plan. The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over five years (the restriction period).

(26) Subsequent Events

On January 19, 2005, Security Bank Corporation announced the signing of a definitive agreement to acquire SouthBank, a community bank located in Woodstock, Georgia. SouthBank, with approximately $113.7 million in total assets, $93.3 million in deposits and $13.8 million in stockholders’ equity as of December 31, 2004, operates as a full service banking office and two loan production offices in the fast growing northern metro-Atlanta counties of Cherokee, Paulding and Forsyth.

The transaction is valued at approximately $32.2 million and is expected to be completed in the second quarter of 2005, subject to approval by SouthBank stockholders and state and federal regulators.